Exhibit 5.1

July 23, 2026

NANO-X IMAGING LTD. Ofer Tech Park
94 Shlomo Shmeltzer Road
Petach Tikva
Israel 4970602

Re: NANO-X IMAGING LTD.

Ladies and Gentlemen:

We have acted as Israeli counsel for Nano-X Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Controlled Equity OfferingSM Sales Agreement, dated as of June 7, 2024(the “Sales Agreement”), with Cantor Fitzgerald & Co. and Mizuho Securities USA LLC (the “Agents”), pursuant to which the Company has agreed to offer and sell (the “Offering”), from time to time, its ordinary shares having an aggregate offering price of up to $100,000,000 (the “ATM Shares”). The remaining available ATM Shares to be offered, issued and sold under the Sales Agreement on or after the date hereof, in an aggregate offering amount of up to $53,900,000 (the “Prospective ATM Shares”) will be issued pursuant to (i) the Company’s shelf registration statement on Form F-3 (File No. 333-294302) initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 13, 2026, as amended by Amendment No. 1 thereto filed on March 26, 2026 (as so amended, the “Registration Statement”), which Registration Statement was declared effective by the SEC on March 30, 2026, and (ii) the prospectus supplement, dated July 23, 2026, to the prospectus contained within the Registration Statement, which relates to the Sales Agreement and covers the Prospective ATM Shares (the “Prospectus Supplement”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) a draft of the Prospectus Supplement; (iii) the amended and restated articles of association of the Company, as amended to the date hereof (the “Articles of Association”); (iv) the Sales Agreement (including Amendment No. 1 thereto); (v) resolutions of the board of directors of the Company (the “Board”) that approve the Company’s entry into the Sales Agreement and Amendment No. 1 thereto, the Company’s filing of the Registration Statement and the Prospectus Supplement with the SEC, the Company’s Offering of the ATM Shares (including the Prospective ATM Shares) pursuant to the Sales Agreement, as amended, and additional actions to be taken in connection therewith; and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, assuming that prior to the issuance of any of the Prospective ATM Shares by the Company through the Agents under the Sales Agreement, the price per share, aggregate offering price and/or number of Prospective ATM Shares, and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, and all corporate proceedings necessary for the authorization, issuance and delivery of the Prospective ATM Shares shall have been taken, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the Offering, the Prospective ATM Shares as described in the Prospectus Supplement will be validly issued, fully paid and non-assessable.

We note that, as of the date hereof, based on the current market price of the Company’s ordinary shares, the number of ordinary shares authorized and available for issuance under the Articles of Association would be insufficient to permit the issuance and sale of all of the Prospective ATM Shares under the Sales Agreement for the full remaining aggregate offering amount of $53,900,000. To the extent that the issuance of some of the Prospective ATM Shares under the Sales Agreement would require ordinary shares in excess of the Company’s then-authorized and available share capital, the Company would first need to obtain the approval of its shareholders, by the requisite majority under the Israeli Companies Law, 5759-1999 and the Articles of Association, of an amendment to the Articles of Association to increase the Company’s authorized share capital. We express no opinion as to the Prospective ATM Shares, if any, that may be issuable only following such an increase in authorized share capital.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the furnishing of this opinion as an exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K dated July 23, 2026, and to the incorporation by reference of this opinion into the Registration Statement, including the Prospectus Supplement, and to the use of our name wherever it appears in the Registration Statement and the prospectus forming part of the Registration Statement, including the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus Supplement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices